UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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THE EASTERN COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 1, 2015, The Eastern Company made a presentation available in connection with the 2015 Annual Meeting of Shareholders.

  2015 Annual Meeting of Shareholders  May 1, 2015

 Important Additional InformationThe Eastern Company (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2015 and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 13, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other related materials to be filed with the SEC when they become available.The Company has filed a definitive proxy statement and BLUE proxy card and other related materials with the SEC in connection with the solicitation of proxies for the Company’s 2015 Annual Meeting of Shareholders. COMPANY SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND BLUE PROXY CARD AND OTHER RELATED MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.These documents, including any proxy statement (and amendments or supplements thereto) and other related materials filed by the Company with the SEC, are available for no charge at the SEC's website at www.sec.gov and at the Company’s website at www.easterncompany.com. Copies may also be obtained by contacting The Eastern Company Investor Relations by mail at 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770 or by telephone at 203-729-2255.Safe Harbor for Forward-Looking StatementsStatements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.  2  Important and Forward-Looking Information

 Agenda  Company Overview and 2014 HighlightsValue Creation and Growth Plan Proxy Contest Conclusion – Eastern Nominees: The Better Choice   3

 The Eastern Company: Who We Are   Nearly 160-year-old manufacturer of industrial hardware, security products and metal castings Publicly traded for more than 75 years; NASDAQ: EML Diversified product offering aligns with changing requirements of broad array of markets served Long-standing relationships with customers such as Freightliner, U.S. Postal Service, AM General, Reading Truck Body, Great Dane Trailer, Thomas Built Bus, Mansour Mining, Whirlpool, and many moreCommitment to returning value to shareholders – 298 consecutive quarterly dividends – 2015 will mark the 75th year of uninterrupted dividends  4

 Business and Operations Overview   5  Annual sales of approximately $140 million in 2014 Operates in three business segments:Industrial Hardware Security Products Metal Products Six U.S. operations, seven foreign subsidiaries and 13 facilities in the U.S., Canada, Mexico, Taiwan and China Approximately 950 employees

 Industrial Hardware  Leading manufacturer of vehicular and industrial hardware for trucks, trailers, rescue equipment, utility and van bodies, farm vehicles, construction equipment, as well as toolboxes, electrical panels, electronic enclosures and related products   6

 Industrial Hardware  Class 8 truck market is currently at its peak, which is expected to continue for the next 3-5 yearsNew facility in North Carolina expands ability to offer lightweight panels for newly designed Class 8 trucks Customers serve the truck, bus and automotive industries as well as industrial equipment, military and marine sectorsStrong engineering and manufacturing capabilities enable it to address specialty applications and satisfy unique product requirementsEberhard has been an industry leader for more than 100 years  7

 Security Products  Leading manufacturer of standard and custom-engineered locking devices, both keyed and keyless, for the computer, electronics, vending and vehicular markets  8

Security Products

- Greenwald is a major supplier of coin and smart card vending solutions found primarily in the commercial laundry market. The Company's products are an integrated part of securing currency in these vending solutions.
- FlashCash® product offers a cashless solution in markets not previously served by Eastern.
- Argo TransData, a high-margin business, sells printed circuit boards to OEMs in measurement systems, industrial controls, medical and military markets. This recent acquisition provides opportunities for vertical integration with respect to other Eastern divisions that utilize printed circuit boards in their products.
- Illinois Lock Company/CCL Security Products a leading producer of custom-engineered locks for a variety of OEMs
  - Keyless locks sold under brand names including Sesamee®, Prestolock® and SearchAlert™

THE EASTERN COMPANY 9

 Metal Products  Leading producer of rock anchors in North America, and castings for the industrial hardware, pipefitting, construction and railroad industries  10

 Metal Products  Only producer in the Western Hemisphere to combine design, engineering and the manufacturing of rock anchors Key component for underground mine roof support in coal and metallurgical mines Used in tunneling, securing cross-country transmission towers and hydro construction Proprietary line of anchors sold to distributors and directly to mines, while specialty castings are sold to OEMsFrazer & Jones is the recognized leader in the production of these critical safety devices for the U.S., Canadian and Australian mining markets High barriers to entry position Frazer & Jones as one of the few non-captive malleable and ductile iron foundries in North AmericaOur recent capital improvements and expanded capabilities have contributed to profitability and additional presence in new marketsCosts of shipping from China position the Company to benefit from shift back to the experienced and established U.S. providers like Eastern New applications outside the mining industry are driving growth for the Company in construction, rail and energy markets   11

 Value Creation and Growth Plan   12

 Maximizing Profit and Cash Flows Through a Variety of Industry Cycles   1997-2007: Strong and steady growth Successfully integrated nine acquisitions by effectively managing challenges of combining new entities and streamlining costs, operations and cultures Established new operations in China Grew sales from mid $60 million to as high as $156 million and increased EBITDA from $9 million to $20 million2008-2014: Strengthening our position for further growth Improved operating processes and carefully managed expenses in challenging economic and industry environment Invested in upgrades (ductile iron), new product lines, inroads into new market sectorsPreferred supplier with key top-tier customers (such as Bombardier Inc., Chrysler, Freightliner Trucks and Kawasaki Heavy Industries)Increased EPS by 11% in 2014, gross margins improved to 23%  13

 Eastern’s Success in M&A  By effectively managing the challenges and costs inherent in acquisitions, the Company’s M&A activity has opened new markets and positively impacted earnings   Company / Target   Year  Strategic Rationale & Focus    2014  Addition to Security Products Group; increased sales by approximately 4% and accretive to Eastern earnings   F.A. Neider Company  2008  Acquired footman loop product; vertical integration; reduced costs; expanded offering in the military market     2006  Addition to Greenwald Industries division, broadened product offerings into residential appliance locks and door switches     2006  Broadened range of lock and hardware products and distribution capabilities    2002  Access to Class 8 truck market; immediately accretive; enhanced product capabilities    2002  Acquisition of luggage tag business; integrated into Security Products Group to broaden luggage lock line    2000  Acquisition of smart card product line; immediately accretive      2000  Acquired two product lines to add to Eberhard Manufacturing Company’s core line of vehicular hardware   Ashtabula Industrial Hardware  2000  Expanded Eberhard Manufacturing Company’s product line to include school bus manual and electronic door controls   14

 Value Creation and Growth Plan   Enhance value for our shareholders through organic growth, value-creating acquisitions and dividend consistencyContinue to strengthen our position for long-term growthPursue growth opportunities in areas such as lightweight composite panels, vehicular hardware, and safety and security products, which have emerged over the last few years as major needs in the United States Maximize profit and cash flows to fund further product development, efficiency improvements and dividend payoutsRetention of Wells Fargo Securities to evaluate all strategic options with the objective of maximizing shareholder value With a strong balance sheet, the Company is well-positioned to make the investments necessary to take advantage of top-line and bottom-line growth and to explore further growth of the Company in foreign marketsRemain true to our core values as a nearly 160-year-old New England Company   15

 Proxy Contest   16

 History with Barington   Date  Event  July 30, 2014  Mr. James A. Mitarotonda, Chairman of the Board, President and Chief Executive Officer of Barington sent a letter to the Company proposing a vague offer to provide strategic planning, acquisition and integration “services” to the Company in exchange for approximately $1 million in restricted Company stock, reimbursement for out-of-pocket expenses and the addition of two new board members recommended by Barington. Subsequently, the Board rejected this self-serving offer as an improper benefit for one shareholder and not in the best interests of all shareholders.  February 6, 2015  Mr. Mitarotonda sent the Company a letter stating, among other things, that Barington intended to unilaterally nominate two of its candidates for election at the 2015 Annual Meeting. In response, the Board agreed to interview Barington’s potential candidates.  February 20, 2015  As part of the nomination process to evaluate candidates for the Board, representatives of the Board interviewed Mr. Mitarotonda. On the same day, the Barington Group delivered a letter notifying the Company of the Barington Group’s intention to nominate Mr. Mitarotonda and Mr. McManus for election to the Board at the Annual Meeting. A few days later, on February 24, 2015, representatives of the Board interviewed Mr. McManus via telephone conference.  17  Barington Companies Equity Partners, L.P. and certain of its affiliates (“Barington”) currently own approximately 5.2% of the Company’s outstanding shares of common stock. Company representatives and Barington representatives have held discussions on a regular basis regarding the Company and its business prospects, as well as the composition of the Board.

 History with Barington  Date  Event  March 2, 2015  Barington filed with the SEC a preliminary proxy statement which nominated Mr. Mitarotonda and Mr. McManus as candidates for election at the 2015 Annual Meeting, thus instigating a proxy contest for the 2015 Annual Meeting. That same morning, Company representatives and Barington Representatives met to discuss a potential resolution.  March 20, 2015  The Company filed with the SEC a preliminary proxy statement whereby it nominated David C. Robinson and Samantha Allison as candidates for election at the 2015 Annual Meeting.   March 30, 2015  The Company announced the retention of Wells Fargo Securities to assist the Company in its evaluation of strategic opportunities.  April 10, 2015  Both the Company and Barington filed definitive proxy statements with the SEC.  18

Barington Nominees: Not Right for Shareholders

- Mr. Mitarotonda: We believe he has short-term, self-interested motivations that are not in the best interests of all of the Company's shareholders
  - ***Over-extended*** and will not have the time to focus on the additional responsibilities of serving the interests of the Company's shareholders
  - Current CEO of Barington and director of ***at least three other public companies***; activist investor involved in other proxy campaigns
  - ***Lacks the industrial and operational experience*** necessary to provide strong contributions as a Board member
  - Has contributed ***no new ideas***
- Mr. McManus: Has close ties with both Barington and Mr. Mitarotonda
  - Currently serves as an advisor to Barington; undisclosed compensation arrangements
  - We believe he is ***not sufficiently disinterested from Barington*** with the ability to present truly independent ideas and properly represent the interests of all shareholders

THE EASTERN COMPANY 19

 Barington: No New Ideas  Barington has not presented any new ideas for the Company   In 2014, Barington proposed a vague offer to assist the Company in strategic planning, acquisition and integration “services” in exchange for approximately $1 million in restricted stock of the Company, among other thingsBoard rejected this self-interested proposal as an improper benefit for one shareholder and not in the best interests of all shareholders Having failed to extract a payment from the Company, Barington is now endorsing a “Proposed Plan for Eastern” (outlined in its April 10 letter to shareholders) which is simply a generic “business plan” without actionable items focused on the Company. Moreover, it fails to acknowledge the Company’s hiring of Wells Fargo Securities to assist the Company in its evaluation of strategic opportunities We believe that Barington’s nominees will serve the self-interests of Barington, and they have yet to show that they will contribute any new and productive ideas if elected   20

Barington's Revenue Comparisons Tell Only Part of the Story

Eastern has focused on long-term profitable growth rather than revenue growth for its own sake, and its growth in diluted earnings per share over the past three years is above the mean, median and all but two of the companies Barington cites as "peers" for revenue growth.[1] In fact, these "peers" have little in common with Eastern, other than being industrial companies.

Diluted Earnings/(Loss) per Share From Fiscal Year 2011 to 2014[2]

Comparison with "Peers" Cited by Barington

	FY2014	FY2011	Percentage Increase/(Decrease)
The Eastern Company	**$1.23**	**$0.89**	**38%**
NN, Inc.	0.45	1.24	(64)%
PMFG, Inc.	(1.82)	0.28	(750)%
Core Molding Technologies, Inc.	1.28	1.44	(11)%
NL Industries, Inc.	0.59	1.68	(65)%
CompX International Inc.	0.70	0.62	13%
Hurco Companies, Inc.	2.30	1.71	35%
Omega Flex, Inc.	1.33	0.46	189%
Chase Corporation	2.86	1.22	134%
Synalloy Corporation	0.63	0.91	(31)%
UFP Technologies, Inc.	1.05	1.48	(29)%
Hardinge Inc.	(0.17)	1.02	(117)%
Mean of "Peers"			(63)%
Median of "Peers"			(29)%

1: According to Barington's Letter to Shareholders, dated April 10, 2015, Barington utilized a peer group established by Equilar, Inc.
2: Source: Form 10-K filings by the respective companies.

THE EASTERN COMPANY 21

Eastern Nominees: The Better Choice   22

 Our Nominees  With four returning directors and our new director nominee Samantha Allison – we have a highly qualified Board with experience relevant to our business and a strong commitment to acting in the best interests of all of our shareholders Our nominees are highly experienced, independent, committed to shareholders’ interests and determined to take the right actions for the long-term benefit of our Company and all of our shareholders   The nominees would be “independent” directors as defined by NASDAQ  23

 Board Nominee – Samantha AllisonUp for Election at the 2015 Annual Meeting  Nominated for the seat currently held by Donald S. Tuttle III, who is retiring after 27 years of service on the Board Will bring years of experience in the areas of strategic growth and management, Will bring to the Board a strong background in mergers and acquisitions, acquisition integration, change management, and process improvement, all of which are essential for the Company’s continued growthHer marketing and industrial experience make her well positioned to be able to support the Board and the Company’s management team in driving process improvements at the CompanyCurrently President of Top Floor Consulting, Inc., a management consulting firm she founded, since 2008. Previous experience includes:Managing Director and General Manager of GE Healthcare Financial Services 2002-2007Various positions at GE Healthcare from 1995-2002, including General Manager of GE Healthcare’s Women’s Healthcare Business (encompassing North and South America) from 2000-2002Six Sigma Black Belt (certified by GE)Deep understanding of the Six Sigma methodology, which involves leveraging statistical data analysis to clearly define an issue/problem, determining a baseline metric for performance, analyzing root causes, identifying optimal solutions, and then ensuring sustainability of an improvement once implemented   24

 Board Nominee – David C. RobinsonUp for Election at the 2015 Annual Meeting  Nominated for re-election to the Board  Deep understanding of the Company’s business and the challenges that it facesDirector of The Eastern Company since 1990 Member of the Audit, Compensation, Executive, and Nominating and Corporate Governance committeesBusiness consultant since August 2006Previously was a Managing Director with the Sinclair-Robinson Group and President of The Robinson CompanyExtensive knowledge in the areas of pensions, employee benefits and compensationBackground as an enrolled actuary and head of his own insurance agency, prior to its sale – provides the Company with many years of in-depth experience in the areas of employee benefits and risk management, which are particularly helpful as The Eastern Company has continued to add size and scope to its business  25

 Eastern Nominees: The Better Choice  We believe that Eastern’s Board nominees are the best choice for all shareholders, and the Company is on the right track for long-term value creation:Independent and committed Board of experienced and qualified membersSolid performance in 2014 due to close attention to supply chain and controlling costs, we increased gross margins to 23% and grew net income by 11%Strong balance sheet to fund capital investments, pursue acquisitions, pay dividends Consistent focus on creation of shareholder value and returns, as evidenced by 298 consecutive quarters of dividendsRetention of Wells Fargo Securities to assist the Board in exploring strategic alternativesWe agree with Barington that “the Company’s reputation for quality custom-designed products, efficient logistics and strong after-market sales support provides a solid platform for profitable organic growth” and “the Company’s existing products have growth opportunities in adjacent markets, including international markets.” (Barington Letter to Shareholders, dated April 10, 2015)Barington’s proposal provides no substantive ideas or basis to alter the strategic direction or execution at Eastern, which is focused on the best interests of all shareholders  26

 Conclusion   27

 A Promising Future for Eastern and Its Shareholders  On the right path for long-term growthWe have a track record of focusing our efforts on maximizing profit and producing cash flows to adequately fund new product development, efficiency improvements and dividend payoutsWe have retained the services of Wells Fargo Securities to assist in our evaluation of strategic opportunitiesAreas of opportunity for Eastern include lightweight composite panels, vehicular hardware, and safety and security products, which have emerged over the last few years as major needs in the United StatesWe are a nearly 160-year-old New England Company with enduring core values  28

 Thank You Contact:The Eastern CompanyLeonard F. Leganza and John L. Sullivan III112 Bridge StreetP.O. Box 460Naugatuck, CT 06770-0460203-729-2255   29